UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 7, 2014
BLYTH, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	1-13026 (Commission File Number)	36-2984916 (IRS Employer Identification No.)

One East Weaver Street, Greenwich, Connecticut 06831
(Address of Principal Executive Offices)      (Zip Code)
Registrant’s Telephone Number, including Area Code (203) 661-1926
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
o Written communications pursuant to Rule 425 under the Securities Act
o Soliciting material pursuant to Rule 14a-12 under the Exchange Act
o Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
o Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)    On August 7, 2014, Neal I. Goldman, age 69, who has served on the board of directors since 1991, retired from the board of directors.

(d)    On August 7, 2014, the board of directors elected James Williams as a director of the company to fill the vacancy created by Mr. Goldman’s retirement. Mr. Williams has been president, chief executive officer and managing partner of Karlen Williams Graybill Advertising, Inc. since 1998. The board appointed Mr. Williams to the audit committee.

The board granted 3,000 restricted stock units to Mr. Williams, which will vest in equal installments on the first and second anniversaries of the date of grant. Mr. Williams will also receive director fees and compensation for meeting attendance consistent with our practice from time to time, which is currently as follows: (i) he will receive an annual fee of $30,000, reimbursement of out-of-pocket expenses, plus a fee of $1,500 for each board meeting attended in person and a fee of $500 for each board meeting attended by telephone; and (ii) as a member of the audit committee, Mr. Williams will also receive a fee of $1,500 for each committee meeting attended in person and a fee of $500 for each committee meeting attended by telephone.

A copy of the Press Release announcing the election to the Board of Directors is attached hereto as Exhibit 99.1.

(e)(1)    On August 11, 2014, we entered into a Retention and Severance Agreements with Jane F. Casey, Vice President and Chief Financial Officer, which provides that, in the event of termination of her employment by us without Cause (as defined in the agreement) or by Ms. Casey for Good Reason (as defined in the agreement) and subject to certain notice and cure periods as provided for in the agreements, Ms. Casey will be entitled to severance payments and other benefits from us (in addition to salary, unpaid bonuses, if any, and outstanding expense reimbursements through the date of termination). The severance entitlement would consist of the following: (i) a payment equal to twice of the sum of her then current annual base salary plus the average annual bonus over the five years prior to termination, payable in 24 equal installments (except that, in the case of a Change of Control (as defined in the agreement) within two years of termination, payment of such amount or any remaining unpaid portion will be accelerated and paid in a lump sum); (ii) payment of a prorated annual bonus as determined under our Management Performance Incentive Program based upon achievement of performance conditions for the then current year, at such times as payments of bonuses are made to employees generally; (iii) immediate vesting of all unvested restricted stock units or performance-based cash awards under our applicable plans with payments at such times as set forth in the agreements (including with respect to any plans adopted after the date of the agreement), (iv) continued participation until comparable coverage is obtained under a subsequent employer’s plan in all of our health insurance plans for up to two years (or, if such continued participation is not available in our plans, payment of after tax amounts sufficient to cover the costs of comparable coverage) and (v) payment of expenses up to $50,000 until Ms. Casey obtains comparable full time re-employment for outplacement assistance expenses. The agreement also contains restrictive covenants with respect to non-competition, non-solicitation of our employees and certain parties in specified business relationships with us, and confidentiality, all in accordance with the terms thereof set forth in the agreement.

(e)(2)    On August 8, 2014, in connection with Robert H. Barghaus’s retirement as the Vice President and Chief Financial Officer of the Company, the Company and Mr. Barghaus entered into a letter agreement and general release wherein the Company agreed to provide the following benefits to him in consideration for a customary release and waiver of claims from him. The Company agreed to provide to Mr. Barghaus the following retirement benefits: (i) the Company waived the requirement that he be employed on the vesting date in order that 6,216 restricted stock units and $102,289 of deferred cash vest, all of which will vest and be paid to him on March 15, 2015 (the scheduled vesting date) as if he had been employed on such date; and (ii) payment, at the time annual bonuses are paid to employees generally, but no later than March 15, 2015, of a prorated annual bonus in an amount equal to the annual bonus he would have received under the Company’s Management Performance Incentive Program if he had been employed on the date such bonuses are paid, based on any applicable performance. The foregoing was previously disclosed in the Company’s Current Report on Form 8-K filed on May 20, 2014 (the “Prior Form 8-K”).

Item 9.01	Financial Statements and Exhibits.

10.1	Retention and Severance Agreement dated as of August 11, 2014 by and between Blyth, Inc. and Jane F. Casey

10.2	Letter Agreement and General Release dated August 8, 2014 by and between Blyth, Inc. and Robert H. Barghaus

99.1    Press Release dated August 7, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLYTH, INC.

Date: August 11, 2014	By: /s/ Michael S. Novins
Name: Michael S. Novins Title: Vice President and General Counsel